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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                                Ohio Legacy Corp
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   677399107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                           L. Dwight Douce, President
                                Ohio Legacy Corp
                               305 W. Liberty St.
                               Wooster, OH 44691
                                  330-263-1955
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               December 24, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 3d-(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 677399107               SCHEDULE 13D   Page   2      of    4    Pages
         ---------------------                       --------    --------

  (1)     Names of Reporting Persons
          S.S. or I.R.S. Identification Nos. of Above Persons

          J. Edward Diamond, 330 Third St. NW, Canton, OH 44702 (AC)
          Retired, No Criminal Proceedings, No Civil Proceedings
          ---------------------------------------------------------------------

  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [N/A]
                                                                    (b)   [N/A]

  (3)     SEC Use Only

          ---------------------------------------------------------------------

  (4)     SOURCE OF FUNDS*
            PF
          ---------------------------------------------------------------------

  (5)     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
          IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

          ---------------------------------------------------------------------

  (6)     Citizenship or Place of Organization
            US Citizen
          ---------------------------------------------------------------------

                       (7)     Sole Voting Power
  Number of                    125,625
   Shares              --------------------------------------------------------
 Beneficially          (8)     Shared Voting Power
  Owned by
    Each               --------------------------------------------------------
  Reporting            (9)     Sole Dispositive Power
 Person With                   125,625
                       --------------------------------------------------------
                       (10)    Shared Dispositive Power

                       --------------------------------------------------------

 (11)     Aggregate Amount Beneficially Owned by Each Reporting Person
            125,625
          ---------------------------------------------------------------------

 (12)     Check Box if Aggregate Amount in Row (11) Excludes Certain
          Shares*                                                         [  ]

 (13)     Percent of Class Represented by Amount in Row (11)
            6.4%
          ---------------------------------------------------------------------

 (14)     Type of Reporting Person*
            IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.















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                                                               Page 3 of 4 Pages

                                  SCHEDULE 13D


CUSIP NO. 677399107
         -----------------


ITEM 1.  SECURITY AND ISSUER.
         --------------------

         This Schedule 13D relates to the Common Shares, without par value, of Ohio Legacy Corp, 305 West Liberty Street, Wooster, OH 44691


ITEM 2.  IDENTITY AND BACKGROUND.
         ------------------------

         Reference hereby made to (1) and (6) on the cover page


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
         --------------------------------------------------

         Reference hereby made to (4) on the cover page


ITEM 4.  PURPOSE OF TRANSACTION.
         -----------------------

         Shares acquired for the purpose of personal investment


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.
         -------------------------------------

         S. Edward Diamond acquired 60,625 shares referenced in item 1 above on December 24, 2002. Additionally, reference hereby made to (7),
         (11) and (13) on the cover page.


ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
         -------------------------------------------------------------
         RESPECT TO SECURITIES OF THE ISSUER.
         ------------------------------------

         N/A


ITEM 7.  EXHIBITS.
         ---------

         N/A
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                                                               Page 4 of 4 Pages


CUSIP NO. 677399107
         -----------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth herein is true, complete and correct.


                      (Company Name)


                                         January 2, 2003
                      -------------------------------------------------------
                                             (Date)

                           /s/ J. Edward Diamond by L. Dwight Douce POA
                      -------------------------------------------------------
                                           (Signature)

                             J. Edward Diamond by L. Dwight Douce POA
                      -------------------------------------------------------
                                           (Name/Title)